UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND

VALUE MAXIMIZATION FILES DEFINITIVE CONSENT MATERIALS

TO CALL A JUNE 2022 SPECIAL MEETING OF STOCKHOLDERS

-Special Meeting Will Allow Stockholders to Elect a New Board

-Necessary Step in Response to Steel Partners’ and Warren Lichtenstein’s Continuing Refusal to Set a Date Certain and Unconditioned for 2022 Annual Meeting of Stockholders

EL SEGUNDO, Calif., May 3, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) announced today that they have filed a definitive consent solicitation statement with the Securities and Exchange Commission to call a special meeting of stockholders of Aerojet Rocketdyne in June 2022. This is a necessary step in light of Executive Chairman Warren Lichtenstein’s and his associates’ continuing refusal to agree to a date certain and unconditioned for the 2022 annual meeting of stockholders.

Below is a copy of the letter mailed to Aerojet Rocketdyne stockholders with the definitive consent materials:

May 3, 2022

Dear Fellow Stockholders:

The last annual meeting of Aerojet Rocketdyne stockholders was held one year ago – on May 5, 2021. For over two months we have sought to establish an unconditioned and certain date for the 2022 annual meeting, so that stockholders get the opportunity to decide the composition of their Board of Directors. Executive Chairman Lichtenstein and his three allies on the Board refuse to do so.

Hiding behind lawsuits, lies and double-talk, Lichtenstein wants to convince stockholders that he supports a prompt annual meeting. Not so. As recently as April 19, 2022, Lichtenstein refused to have a stockholder meeting until sometime in the late summer or early fall. In fact, it took the announcement of our effort to call a special meeting for Lichtenstein to reverse course and signal that he would agree to an annual meeting in late June. Even then, Lichtenstein’s offer is illusory: his proposed meeting date is conditioned on legal proceedings against us having been completed one month before the meeting can take place.

With multiple lawsuits across the country, the most recent of which was filed by Steel Partners only last week in California, it is clear that stockholders cannot take comfort in any commitment tied to Mr. Lichtenstein’s litigation strategies to delay and prevent stockholders from having a voice. He can try to push out proceedings, file new ones, or find a myriad of other reasons to further delay the annual meeting.

Simply put: based on Lichtenstein’s gamesmanship and scorched-earth tactics, we cannot wait for him any longer. Stockholders need an unconditioned and certain annual meeting date in June.

Today, we are asking for your support to call a special meeting of stockholders in June at which a new Board of Directors can be elected. We, as stockholders, can make that happen next month regardless of further delay tactics that Lichtenstein might try. The endless litigation and delays are simply not good for the Company, its business, its customers or its stockholders.

We will be happy to discontinue our special meeting effort if Lichtenstein delivers a clear and unconditioned agreement to hold the annual meeting on June 27, 2022. But no caveats, no footnotes, no double-talk, and no more delays!

Thank you for your support.

Sincerely,

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS

AND VALUE MAXIMIZATION

***

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. On June 3, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company (the “Solicitation Statement”).

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SOLICITATION STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation Statement, any amendments or supplements to the Solicitation Statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of agent designations from stockholders. Information about the participants is set forth in the Solicitation Statement, which is available for free at the SEC’s website at www.sec.gov.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

3